Exhibit 3.5

CYTODYN INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES D CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Nader Z. Pourhassan, Ph.D. does hereby certify that:

1. He is the President and Chief Executive Officer of CytoDyn Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 5,000,000 shares of preferred stock, of which 400,000 shares have been designated as Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), and 8,203 shares have been designated as Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”);

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, 400,000 of such preferred shares have already been designated as Series B Preferred Stock and 8,203 of such preferred shares have already been designated as Series C Preferred Stock;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 11,737 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF SERIES D CONVERTIBLE PREFERRED STOCK

Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series D Convertible Preferred Stock (the “Series D Preferred Stock”) and the number of shares so designated shall be up to 11,737 (which shall not be subject to increase without the written consent of holders of a majority in interest of the Series D Preferred Stock then outstanding (each, a “Holder” and collectively, the “Holders”)). Each share of Series D Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $1,000.00 (the “Stated Value”).

Section 2. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Chancery Courts” shall have the meaning set forth in Section 9(d).

“Certificate of Designation” means this Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock dated as of the date hereof.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a)

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock in accordance with the terms hereof.

“Distribution” shall have the meaning set forth in Section 7(c).

“Dividend Payment Date” shall have the meaning set forth in Section 3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(d)

“Holder” shall have the meaning given such term in Section 1.

“Liquidation” shall have the meaning set forth in Section 5.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Rights” shall have the meaning set forth in Section 7(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series D Preferred Dividends” shall have the meaning set forth in Section 3.

“Series D Preferred Stock” shall have the meaning set forth in Section 1.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Standard Settlement Period” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 1.

“Subsidiary” means any subsidiary of the Corporation as set forth on Exhibit 21 to the Corporation’s Annual Report on Form 10-K most recently filed with the Commission.

“Successor Entity” shall have the meaning set forth in Section 7(d).

“Trading Day” means a day on which the primary Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB, OTCQX or Pink markets of the OTC Markets marketplace, or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transfer Agent” means Computershare, the current transfer agent of the Corporation, with a mailing address of 211 Quality Circle, Suite 210, College Station, TX 77845, and a telephone number is 1-800-962-4284, and any successor transfer agent of the Corporation.

Section 3. Dividends. The holders of record of the outstanding shares of Series D Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefore and when and as declared by the Board of Directors, dividends at the rate of ten percent (10%) per share per annum of the Stated Value from the date of issuance of the Series D Preferred Stock (the “Series D Preferred Dividends”). Dividends on the Series D Preferred Stock shall be cumulative, shall accrue, whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Corporation legally available therefore, and shall be computed on the basis of a 360-day year, compounded annually. At the Holder’s option, the Series D Preferred Dividends shall either (i) be paid in cash, or (ii) be paid with restricted shares of the Corporation’s Common Stock, at the rate of $0.50 per share. The Series D Preferred Dividends shall be paid annually in arrears on the last day of December in each year (the “Dividend Payment Date”), commencing on December 31, 2019. The Corporation shall mail written notice to each Holder, not less than fifteen (15) Business Days prior to each Dividend Payment Date, specifying the amount of the Series D Preferred Dividend per share of Series D Preferred Stock and requesting a written election of the Holder regarding the form of payment. For any Holder that has not made such a written election by the close of business five (5) Business Days prior to the Dividend Payment Date, the Corporation (and not the Holder) shall have the option to elect whether to pay the Series D Preferred Dividend in cash or with restricted shares of Common Stock. Unless otherwise agreed in writing with respect to any Holder, any payment obligation of the Corporation with respect to the Series D Preferred Dividends hereunder shall be satisfied by mailing a check or stock certificate, as the case may be, to the name and address of such Holder as recorded in the stock register for the Series D Preferred Stock.

Section 4. Voting Rights. Except as otherwise required by applicable law or this Certificate of Designation, the Holders shall have no voting rights with respect to their shares of Series D Preferred Stock. Whenever, under this Certificate of Designation or otherwise, the Holders of the Series D Preferred Stock are required to take any action, such Holders may take action without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Holders of more than a majority of the then outstanding shares of Series D Preferred Stock, or such greater percentage as may be required by applicable law or this Certificate of Designation.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled, on a pari passu basis with the holders of the Series C Preferred Stock (the “Series C Holders”) but before any distributions shall be made to the holders of the Series B Preferred Stock or the Common Stock, to be paid an amount per share equal to the Stated Value plus any accrued and unpaid dividends. If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the Holders and the Series C Holders shall be insufficient to permit payment to the Holders and the Series C Holders of their respective liquidation amount, then the entire assets of the Corporation to be distributed shall be distributed pro rata to the Holders and the Series C Holders. In the event of any such liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the Holders and the Series C Holders, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the Series B Preferred Stock and the Common Stock, and any other class or series of capital stock of the Corporation, in accordance with the Certificate of Incorporation of the Corporation as then in effect. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

a) Conversion at Option of Holder. Each share of Series D Preferred Stock shall be convertible, at any time and from time to time from and after the Initial Conversion Date at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series D Preferred Stock by the Conversion Price. Holders shall effect conversion by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series D Preferred Stock to be converted, the number of shares of Series D Preferred Stock owned prior to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of the shares of Series D Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series D Preferred Stock to the Corporation unless all of the shares of Series D Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series D Preferred Stock promptly following the Conversion Date at issue. Shares of Series D Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

b) Conversion Price. The conversion price for the Series D Preferred Stock shall equal $0.80, subject to adjustment as provided herein (the “Conversion Price”).

c) Mechanics of Conversion.

i) Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Series D Preferred Stock and (B) a bank check or shares of Common Stock, at the Holder’s option, calculated in accordance with Section 3 hereof, in the amount of accrued and unpaid dividends. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion Date.

ii) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series D Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

iii) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Series D Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the

Holders of such shares of Series D Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series D Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series D Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder of will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series D Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

c) Pro Rata Distributions. During such time as this Series D Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Series D Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Series D Preferred Stock immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

d) Fundamental Transaction. If, at any time while this Series D Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person for which approval of the stockholders of the Corporation is required, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Series D Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series D Preferred Stock is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series D Preferred Stock following such Fundamental Transaction; provided, however, that if the Fundamental Transaction is not within the Corporation’s control, including not approved by the Corporation’s Board of Directors, the Holder shall only be entitled to receive from the Corporation or any successor or acquiring entity, as of the date of consummation of such Fundamental Transaction, the same type or form of consideration (and in the same proportion) that is being offered and paid to holders of Common Stock in the aggregate in connection with the Fundamental Transaction, whether that consideration be in the form of cash, shares or any combination thereof, or whether the holders of Common Stock are given a choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 7(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Series D Preferred Stock, deliver to the Holder in exchange for this Series D Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series D Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series D Preferred Stock prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series D Preferred Stock immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

e) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

f) Notice to the Holders. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 8. Registration and Transfer.

a) The Corporation shall maintain at its principal offices (or at the offices of its transfer agent or such other office or agency as it may designate by notice to the Holders ) a stock register for the Series D Preferred Stock in which the Corporation shall record the names and addresses of the Holders.

b) Prior to due presentment for registration of any permitted transferee of any Series D Preferred Stock, the Corporation may deem and treat the person in whose name any Series D Preferred Stock is registered as the absolute owner of such Series D Preferred Stock and the Corporation shall not be affected by notice to the contrary.

c) Anything contained herein to the contrary notwithstanding, the Corporation shall not register as a holder of any shares of Series D Preferred Stock any proposed transferee thereof, and such proposed transferee shall not be deemed a Holder for any purposes hereunder, unless: (i) such proposed transferee (A) represents to the Corporation in writing that such proposed transferee is an accredited investor, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act and (B) provides written certification to the Corporation of the basis of such transferee’s status as an accredited investor, which certification shall be satisfactory to the Corporation in its sole discretion, exercised in good faith; (C) agrees, in writing, to abide by the terms of, and to assume the obligations of the initial Holder under any written agreement between the Corporation and such initial Holder; and (D) is provided a copy of this Certificate of Designation (as the same may be amended from time to time); and (ii) the proposed transfer is made pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or an exemption from such registration is available.

d) Each certificate representing any shares of Series D Preferred Stock shall contain the following legends placed prominently on the front or back of the certificate:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SAID ACT.

CYTODYN INC. WILL FURNISH, WITHOUT CHARGE, TO EACH HOLDER OF ITS SERIES D PREFERRED STOCK WHO SO REQUESTS A COPY OF THE CERTIFICATE OF DESIGNATION SETTING FORTH THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF SUCH STOCK AND ANY OTHER CLASS OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

e) No service charge shall be made to any Holder for any registration, transfer or exchange.

Section 9. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Corporate Secretary, facsimile number (360) 980-8549, e-mail address: maura.fleming@cytodyn.com, or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or email, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email address or address of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via email at the email address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading

Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via email at the email address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay accrued dividends on the shares of Series D Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c) Lost or Mutilated Series D Preferred Stock Certificate. If a Holder’s Series D Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series D Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated hereby (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the Court of Chancery of the State of Delaware (the “Chancery Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Chancery Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Chancery Courts, or such Chancery Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Converted or Redeemed Series D Preferred Stock. If any shares of Series D Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Convertible Preferred Stock.

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of CytoDyn Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

The undersigned is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions (if available):

Broker no:

Account no:

[HOLDER]
By:
Name:
Title:

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 28 day of January, 2020.

/s/ Nader Z. Pourhassan
Name: Nader Z. Pourhassan, Ph.D. Title: President and Chief Executive Officer